MACE SECURITY INTERNATIONAL, INC.
FORM S-8

EXHIBIT 5
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               [Letterhead of Herzog, Engstrom & Koplovitz, P.C.]


                                                              June 6, 1997


Mace Security International, Inc.
160 Benmont Avenue
Bennington, Vermont 05201

      RE: Mace Security International, Inc.

Ladies and Gentlemen:

      We have acted as counsel for Mace Security International (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of up to 630,000 shares of the Company's common stock, $.01 par value ("Common Stock"), consisting of (a) 160,000 shares of Common Stock issuable pursuant to the exercise of stock options granted under the Mace Security International, Inc. Non-qualified Stock Option Plan (the "Plan") held by Control Persons (as defined in the Registration Statement), and (b) 470,000 shares of Common Stock issuable, either under options currently issued and outstanding or under options issuable subsequent to the date hereof, pursuant to the Plan (collectively, the "Option Shares").

      In arriving at the opinions expressed below, we have examined and relied on the following documents:

      (i) the Registration Statement;

      (ii) the Plan, as amended as of the date hereof;

      (iii) the Certificate of Incorporation of the Company;

      (iv) the By-Laws of the Company, as amended as of the date hereof; and

      (v) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents
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submitted to us as certified or photostatic copies.

      We express no opinion other than as to the federal securities laws and the corporation laws of the State of Delaware.

      We have assumed, for the purposes of this opinion, that the Company's Board of Directors will reserve for issuance pursuant to the Plan 630,000 shares of Common Stock.

      Based on the foregoing, we are of the opinion that:

      1. The Company has the corporate power necessary for the issuance of the Option Shares under the Plan, as contemplated by the Registration Statement. The Option Shares have been duly authorized and, when issued against payment of the agreed consideration therefor in accordance with the respective exercise prices therefor as described in the options relating thereto and the Plan, will be validly issued, fully paid and non-assessable.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the reoffer prospectus forming a part of the Registration Statement.

                                 Very truly yours,

                      HERZOG, ENGSTROM & KOPLOVITZ, P.C.


                                 /s/ Germaine Curtin

                                 Germaine Curtin